UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                       LEGEND INTERNATIONAL HOLDINGS, INC.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                  52467C 10 0
                                 (CUSIP Number)


                                November 17, 2004
             (Date of Event which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                / / Rule 13d-1(b)
                                / / Rule 13d-1(c)
                                /X/ Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 52467C 10 0                                                Page 2 of 5


------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSON                                      Michael Tay

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  ___
                                                                        (b)   X
                                                                             ---

------ -------------------------------------------------------------------------
3      SEC USE ONLY


------ -------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                              US

------------------------- ------ -----------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                       469,240
         SHARES           ------ -----------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                           0
        OWNED BY          ------ -----------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER                  469,240
       REPORTING          ------ -----------------------------------------------
        PERSON            8      SHARED DISPOSITIVE POWER                      0
         WITH

------ -------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         469,240

------ -------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [ ]
------ -------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           4.48%

------ -------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON
                                                                              IN

------ -------------------------------------------------------------------------

CUSIP No. 52467C 10 0                                                Page 3 of 5



Item 1(a).        Name of Issuer:

                  Legend International Holdings, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2000 Hamilton Street, #520
                  Philadelphia, Pennsylvania 19130-3883

Item 2(a).        Name of Person Filing:

                  Michael Tay

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  2000 Hamilton Street, #520
                  Philadelphia, Pennsylvania 19130-3883

Item 2(c).        Citizenship:

                  US

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.001 par value

Item 2(e).        CUSIP Number:

                  52467C 10 0

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

      (a) /  / Broker or dealer registered under Section 15 of the Exchange
               Act.
      (b) /  / Bank as defined in Section 3(a)(6) of the Exchange Act.
      (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.
      (d) / / Investment company registered under Section 8 of the Investment Company Act.
      (e) /  / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
      (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
      (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
      (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
      (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
      (j) /  / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               Not Applicable

CUSIP No. 52467C 10 0                                                Page 4 of 5


Item 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned:                                 469,240

          (b) Percent of class:                                            4.48%

          (c) Number of shares as to which the person has:

               (i) Sole power to vote or direct the vote:                469,240
              (ii) Shared power to vote or to direct the vote:                 0
             (iii) Sole power to dispose or to direct the
                   disposition of:                                       469,240
              (iv) Shared power to dispose or to direct the
                   disposition of:                                             0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group.

         Not Applicable

CUSIP No. 52467C 10 0                                                Page 5 of 5



Item 10. Certification.

         Not Applicable



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  November 18, 2004                              /s/ Michael Tay
                                                      --------------------------
                                                          Michael Tay